Exhibit 99.4
Libra Alliance Corp. Completes Share Exchange Transaction with
Lightyear Network Solutions
— Company to Pursue Strategic Acquisition and Organic Growth Strategies with
Industry Veteran J. Sherman Henderson as CEO —
LOUISVILLE, KY, February 19, 2010 — Libra Alliance Corporation (OTCBB: LBAL), announced today the completion of a securities exchange transaction pursuant to which it acquired Lightyear Network Solutions, LLC (“Lightyear”), as described in its Form 8-K filed today. Libra’s common stock is traded on the OTC Bulletin Board under the symbol “LBAL.”
Based in Louisville, KY, Lightyear provides telecommunication services to large, medium and small businesses and to residential consumers utilizing its extensive network of independent agents and representatives throughout the United States. Lightyear generated approximately $44 million in revenue for the nine months ended September 30, 2009 and $43 million for the nine months ended September 30, 2008. Lightyear’s debt holders, comprised of Lightyear’s owners, released the Company from approximately $26 million in short and long-term liabilities in exchange for the issuance of 10 million restricted shares of Libra’s common stock to be issued immediately and 9,500,000 restricted shares of Libra’s convertible preferred stock to be issued shortly after the closing.
The Company, employs approximately 84 full-time staff, and has partnered with some of the most prominent companies in the telecom industry, including: Verizon, AT&T, Level 3, Qwest, Sprint, Nextel and Cisco.
“We are very pleased with the completion of this transaction as it positions us to broaden our investor base, financially support an accelerated growth plan and implement a focused acquisition strategy,” said J. Sherman Henderson, Chief Executive Officer of Lightyear.
In 2004, Mr. Henderson was voted chairman of COMPTEL, the leading communications trade association, made up of more than 250 member companies. He has over 36 years of business experience, including roles spanning company ownership, sales, marketing and management.
“The main focus for Lightyear will be continuing to service the telecommunications needs of our approximately 60,000 business and residential customers utilizing our independent national sales force of Lightyear Agent Partners,” said Mr. Henderson.

“Management intends to increase Lightyear’s revenue and earnings via a combination of organic and acquisition growth. We are actively seeking to acquire multiple small to mid-sized competitors in strategic locations throughout the US where we anticipate significant demand for Lightyear’s service offerings.”
As part of the share exchange transaction, the former officers of Libra have resigned and J. Sherman Henderson, Lightyear’s Chief Executive Officer, has been appointed as CEO and to the Board of Directors of Libra, Stephen Lochmueller has been appointed as Chief Operating Officer, Elaine G. Bush has been appointed as Chief Financial Officer, and John J. Greive has been appointed as in-house General Counsel for Libra.
Mr. Henderson concluded, “With Lightyear’s debt and interest obligations to its parent being extinguished via the exchange transaction, we believe that we are well positioned to initiate our organic and acquisition growth strategies. As a public company our goal is simple – we will look to translate the benefits that we believe our products provide to our customers into sustainable growth in revenues and earnings and, ultimately, increased shareholder value.”
Lightyear’s product and service offerings include: local PRI and digital T1, enhanced internet services, frame relay, MPLS, Point-to-Point, Voice Over IP (VoIP), local and long distance, calling cards, and conferencing. Lightyear has also begun offering wireless services to customers in the US through milestone wholesale contracts with multiple wireless voice and data service providers.
About Libra Alliance Corporation
Libra was incorporated under the laws of the State of Nevada on May 5, 1997, and previously operated as an Internet service provider. For the past two fiscal years Libra has been actively searching for suitable business opportunities, including a potential merger. Pursuant to the securities exchange transaction, Lightyear became Libra’s principal operating company.
About Lightyear Network Solutions, LLC
Lightyear began operations in 1993 when J. Sherman “Sherm” Henderson III founded a predecessor company under the name of UniDial. Sherman Henderson was named one of the top 25 Most Influential People in Telecommunications and was elected for six consecutive terms as Chairman of COMPTEL, the leading industry association representing communication service providers. Lightyear markets and sells telecommunication services to large, medium and small businesses and to residential consumers primarily through independent agents and representatives throughout the country. Lightyear built its own VoIP network in 2004 to enhance its product offerings to its customers. Lightyear has partnered with some of the most prominent names in telecom including: Verizon, AT&T, Level 3, Qwest, Sprint, Embarq, PAETEC, Sylantro,

Cisco, Adtran, Voicecom, Iperia and Acme Packet. Lightyear is located in Louisville, Kentucky. Additional information about Lightyear can be found at www.lightyear.net.
Forward-Looking Statements
This press release contains “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause the Libra’s actual results to differ materially from those currently anticipated. These forward-looking statements may include, without limitation, statements about our marketing and acquisition opportunities, business strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and risk factors described in our filings with the Securities and Exchange Commission may have on our results. Libra undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
Company Contact:
Libra Alliance Corporation
J. Sherman Henderson III, Chief Executive Officer
866-406-7253
info@lightyear.net
Financial Communications Contacts:
Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700
marlon@plrinvest.com
Trilogy Capital Partners
Darren Minton, Executive Vice President
800-592-6067
info@trilogy-capital.com